UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 1, 2011
EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Federal Street, Suite 1100, Boston, Massachusetts	02110

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 224-9900
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On July 1, 2011, EnerNOC, Inc. (“EnerNOC”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with EnerNOC Australia Pty Ltd (ACN 143 762 350), a wholly-owned subsidiary of EnerNOC (“EnerNOC Australia”), Energy Response Holdings Pty Ltd (ACN 108 827 596) (“Energy Response”), Semibreve Pty Ltd (CAN 139 654 541), in its capacity as the Energy Response securityholders representative (the “Securityholder Representative”), and certain persons listed on the signature pages thereto as stockholders, optionholders and noteholders (collectively, the “Securityholders”). Pursuant to the Stock Purchase Agreement, EnerNOC Australia acquired all of the outstanding capital stock of Energy Response, with Energy Response continuing as a wholly-owned subsidiary of EnerNOC Australia (the “Transaction”). In consideration for Energy Response and the Securityholders entering into the Stock Purchase Agreement, EnerNOC guaranteed the performance of the obligations of EnerNOC Australia under the Stock Purchase Agreement. Energy Response is a leading provider of demand response services in the Australian and New Zealand electricity markets. The Transaction closed on July 1, 2011.
     The total purchase price paid by EnerNOC at closing was A$27.9 million, of which A$2.5 million was paid in shares of EnerNOC common stock, $.001 par value per share (“EnerNOC Common Stock”), and the balance of which was paid in cash. The actual number of shares of EnerNOC Common Stock issued in the Transaction was based upon the average of the per share last sale price for EnerNOC Common Stock on The NASDAQ Global Market for the thirty trading day period ending three trading days prior to the closing. In addition, the Securityholders may be entitled to an additional earnout payment of A$10,000,000, of which A$3.3 million will be paid in shares of EnerNOC Common Stock and the balance of which will be paid in cash, upon the development of a demand response reserve capacity market in the National Electricity Market in Australia by December 31, 2013 that meets certain market size and price per megawatt conditions.
     Of the total amount paid to the Stockholders at closing, A$2.75 million, of which approximately 80% consisted of shares of EnerNOC Common Stock and 20% consisted of cash, was deposited into an escrow fund to secure certain indemnification obligations of the Securityholders (the “Escrow Fund”). The balance of the Escrow Fund in excess of any amounts held for unresolved claims will be distributed to the Securityholders as follows: (i) one-third of the Escrow Fund following the six-month anniversary of the closing, (ii) an additional one-third of the Escrow Fund following the twelve-month anniversary of the closing, and (iii) the remaining one-third of the Escrow Fund following the eighteenth-month anniversary of the closing. There is a separate escrow of A$200,000 in cash to cover any expenses and secure the obligations of the Securityholder Representative arising under the Stock Purchase Agreement. The remaining balance of the Securityholder Representative escrow will be released pro rata to the Securityholders ten business days following termination of the Ssecurityholder Representative’s appointment under the Stock Purchase Agreement.
     The description of the Transaction described in this report does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which will be filed as an Exhibit to EnerNOC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. The representations and warranties included in the Stock Purchase Agreement are not intended to provide any factual information about Energy Response, EnerNOC Australia or EnerNOC or serve as disclosure to investors and security holders and therefore should not be relied on as such.

Item 3.02.	Unregistered Sales of Equity Securities.
     The information contained in Item 1.01 above with respect to the issuance by EnerNOC of shares of EnerNOC Common Stock in the Transaction is incorporated herein by reference. The share consideration paid by EnerNOC was issued in reliance on an exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Rule 506 of Regulation D promulgated thereunder.

Item 7.01	Regulation FD Disclosure.
     On July 6, 2011, EnerNOC issued a press release announcing the execution of the Stock Purchase Agreement and the closing of the Transaction. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
     The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

99.1	Press release issued by EnerNOC on July 6, 2011, furnished herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.
Date: July 6, 2011	By:	/s/ Timothy Weller
		Name:	Timothy Weller
		Title:	Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by EnerNOC on July 6, 2011, furnished herewith.